FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 17, 2018 (“Amendment Date”) by and among: (i) THREAT SURFACE SOLUTIONS GROUP, LLC, a Virginia limited liability company (the “Company”), party of the first part; (ii); ACquired Data Solutions, INC., a Maryland corporation (“ADS”); Ramparts, LLC, a Maryland limited liability company (“Ramparts”); and KEVIN ANDERSON, an individual (“Anderson”) (ADS, Ramparts and Anderson shall be referred to, jointly and severally, as the context requires, as “Sellers”), parties of the second part; and (iii) VISIUM TECHNOLOGIES, INC., a Florida corporation (“Purchaser”), party of the third part.

RECITALS:

A. The Company, Sellers and Purchaser (hereinafter collectively, the “Parties”) entered into the Agreement as of September 4, 2018 (the “Agreement Date”).

B. Certain facts have been revealed since the Parties entered into the Agreement on the Agreement Date. These facts existed on the Agreement Date. Among these facts,

(1)	Contemplated revenue that was to be generated by and through the Company has not materialized and was not matured as a source of revenue, as represented in the Agreement;

(2)	Certain of the sources of the revenue that was to be generated by and through the Company are not going to materialize in the near term, if ever;

(3)	Between the Agreement Date and the Amendment Date, the Company has not generated any revenue, and a full calendar quarter has elapsed;

(4)	Certain intellectual property that was to be developed and was under development for the Company (“Contemplated IP”) has been rendered obsolete by intellectual property already developed by third parties;

(5)	The value in the purchase price for the Company that was based on the Contemplated IP has been reduced to zero;

C. As a result of these events, Sellers, Purchaser, and the Company have determined that the Agreement should be amended to reflect the actual value of the Company on the Agreement Date, as confirmed through the Amendment Date;

D. Were the Parties to not amend the MIPA, Purchaser would judicially seek to rescind the MIPA (“Rescission”);

E. A Rescission of the MIPA would not be in the best interests of the Parties; and

F. The Parties have agreed that entering into this Amendment, thereby adjusting the consideration for the Purchaser’s purchase of the Company, is fair and equitable, and will enable the Parties to work together in the spirit of cooperation, to build value in the Company and thereby benefit all the Parties.

NOW, THEREFORE, in consideration of the Recitals above, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. The Recitals above are incorporated as covenants of this Agreement to the same extent as if said Recitals were set forth herein as covenants.

2. The Agreement is hereby amended as follows:

(a) The Purchaser common stock (“Common Stock”) issued to the Sellers or to their designees will be retained by the Sellers or their designees as and for the consideration paid as of the Agreement Date.

(b) The “Purchase Price” as that term is defined in Article I, Section 1.62 of the Agreement is deleted. In its place the following Section 1.62 is inserted:

“1.62 “Purchase Price” means the total consideration payable by the Purchaser to the Sellers for the Acquisition. The total Acquisition Consideration payable by the Purchaser to the Sellers is: (I) $500,000.00 in Purchaser Common Stock at Closing payable proportionately to each of the Sellers, valued at the lower of (a) the closing price on the business day prior to Closing, or (b) the thirty (30) day trailing VWAP for the thirty (30) business days prior to Closing; AND (II) an earnout of up to $2,500,000.00 (“Earnout”) as that term is further defined in Section 2(d) below.”

(c) The Purchase Money Note is cancelled and shall be returned to Purchaser. There shall be no Financing Event and, therefore, no payment of $1,000,000.00 to Sellers upon completion of the Financing Event.

(d) The balance of the Purchase Price shall be payable contingently through an Earnout as follows: Sellers will be paid in the proportions their Membership Interests in the Company bear each to the other, their proportionate share of ten percent (10%) of sales generated by the Company (“Company Sales”) beginning on the Agreement Date and ending on October 12, 2021, capped at US TWENTY-FIVE MILLION DOLLARS (US $25,000,000) in sales, for a total Earnout not to exceed US TWO MILLION FIVE HUNDRED THOUSAND DOLLARS (US $2,500,000). The Earnout compensation shall be paid on Company Sales closed in immediately available funds and will be paid out of said funds quarterly, within thirty (30) days of the end of the fiscal quarter in which the Company Sales are collected.

(e) Article II, Section 2.9 of the Agreement, entitled “Earnout” is deleted.

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3. The Parties acknowledge that a former member of the Company is contesting certain actions by the Sellers and the Company in connection with said former member’s status as a former member of the Company (“Former Member Controversy”). To the extent any of the representations of the Sellers or the Company in the Agreement are inconsistent with the Former Member Controversy, the Agreement is hereby amended to reflect the agreement of the Parties that the representations of the Sellers and the Company in the Agreement inconsistent with the Former Member Controversy are all subject to the Former Member Controversy facts. The Sellers and the Company are hereby released by the Purchaser from any liability arising from the Former Member Controversy, and Purchaser hereby agrees to hold the Sellers and the Company free and harmless from any liability in connection with the Former Member Controversy.

4. Schedule 3.14 to the Agreement, entitled “Company Contracts” is hereby amended. In lieu of the three Company Contracts listed in Schedule 3.14 the word “NONE” shall be inserted.

5. To the extent this Amendment is inconsistent with the Agreement, this Amendment shall prevail. Otherwise, the Agreement shall continue in full force and effect.

(SIGNATURES FOLLOW ON PAGE 4)

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IN WITNESS WHEREOF, the Company, the Members, and the Purchaser, have caused this First Amendment to Membership Interest Purchase Agreement to be executed, all as of the Amendment Date.

COMPANY:

THREAT SURFACE SOLUTIONS GROUP, LLC,
a Virginia limited liability company

By:	/s/ Kevin Anderson
Kevin Anderson, Manager,
also designated Managing Partner

ACQUIRED DATA SOLUTIONS, INC.,
a Maryland corporation

By:	/s/ Steven Seiden
Steven Seiden, President/CEO

RAMPARTS, LLC,
a Maryland limited liability company

By:	/s/ Colin Bowers
Colin Bowers, President/CEO

KEVIN ANDERSON, Individually

/s/ Kevin Anderson
Kevin Anderson

PURCHASER:

VISIUM TECHNOLOGIES, INC.,
a Florida corporation

By:	/s/ Mark Lucky
Mark Lucky, CFO and Chairman of the Board of Directors

[THIS IS THE SIGNATURE PAGE TO THE FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND AMONG THREAT SURFACE SOLUTIONS GROUP, LLC, COMPANY; ACQUIRED DATA SOLUTIONS, INC., RAMPARTS, LLC, & KEVIN ANDERSON, SELLERS; AND VISIUM TECHNOLOGIES, INC., PURCHASER]

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